Exhibit 99.1

Unicycive Announces $50 Million Private Placement

Unicycive Therapeutics, Inc.

Thu, Mar 14, 2024, 4:03 AM PDT

Unicycive Therapeutics, Inc.

Led by new investors Octagon Capital and Great Point Partners, LLC, with participation from new and existing investors including Logos Capital, Nantahala Capital, SilverArc Capital, Velan Capital, Vivo Capital and Walleye Capital

LOS ALTOS, Calif., March 14, 2024 (GLOBE NEWSWIRE) -- Unicycive Therapeutics, Inc. (Nasdaq: UNCY) (the “Company” or “Unicycive”), a clinical-stage biotechnology company developing therapies for patients with kidney disease, today announced that the Company has entered into a securities purchase agreement with certain healthcare-focused institutional investors for the sale of 50,000 shares of its Series B Convertible Preferred Stock at an offering price of $1,000 per share. The gross proceeds of the private placement are expected to be $50 million, before deducting placement agent fees and other expenses. The private placement is expected to close on March 18, 2024, subject to the satisfaction of customary closing conditions.

The financing is led by new investors Octagon Capital and Great Point Partners, LLC, with participation from new and existing healthcare institutional investors including Logos Capital, Nantahala Capital, SilverArc Capital, Velan Capital, Vivo Capital and Walleye Capital.

Leerink Partners and Piper Sandler are acting as placement agents for the private placement.

“This financing provides strong validation of the best-in-class potential for our clinical development programs led by Oxylanthanum Carbonate (OLC). We believe this funding provides the capital to take OLC through the approval process and plan for commercial launch as we look to provide a potential new treatment option for kidney disease patients on dialysis,” said Shalabh Gupta, M.D., Chief Executive Officer of Unicycive.

About the Private Placement

Pursuant to the securities purchase agreement, the Company will issue to purchasers $50 million in shares of the Company’s Series B Convertible Preferred Stock.

Shares of Series B Convertible Preferred Stock will be issued at a price of $1,000.00 per share. All of the shares of Series B Convertible Preferred Stock, and the securities underlying such shares of Series B Convertible Preferred Stock, are being offered by Unicycive.

Proceeds from the private placement will be used to support the advancement of the Company’s clinical development pipeline and general working capital. Unicycive’s pipeline is led by Oxylanthanum Carbonate (OLC) which is currently in an ongoing pivotal trial. Once complete, the Company expects to submit a New Drug Application (NDA) with the U.S. Food and Drug Administration (FDA) for approval of OLC for the treatment of hyperphosphatemia in the U.S. and, if approved, plans to commercially launch OLC in the U.S.

The securities to be issued in connection with the private placement described above are being offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”), and Regulation D promulgated thereunder and have not been registered under the Act or applicable state securities laws. Accordingly, such securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Act and such applicable state securities laws. Unicycive has agreed to file a registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock issued in this private placement.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

For further information, please see the Company’s current report on Form 8-K to be filed with the Securities and Exchange Commission.

About Unicycive Therapeutics

Unicycive Therapeutics is a biotechnology company developing novel treatments for kidney diseases. Unicycive’s lead drug, oxylanthanum carbonate (OLC), is a novel investigational phosphate-binding agent being developed for the treatment of hyperphosphatemia in chronic kidney disease patients on dialysis. UNI-494 is a patent-protected new chemical entity in clinical development for the treatment of conditions related to acute kidney injury. For more information, please visit Unicycive.com and follow us on LinkedIn and YouTube.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified using words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend” or other similar terms or expressions that concern Unicycive’s expectations, strategy, plans or intentions. Such forward-looking statements include, but are not limited to, statements regarding management’s beliefs regarding the use of proceeds of the private placement and the timing, size and completion of the private placement. These forward-looking statements are based on Unicycive’s current expectations and actual results could differ materially. There are several factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; our clinical trials may be suspended or discontinued due to unexpected side effects or other safety risks that could preclude approval of our product candidates; risks related to business interruptions, including the outbreak of COVID-19 coronavirus, which could seriously harm our financial condition and increase our costs and expenses; dependence on key personnel; substantial competition; uncertainties of patent protection and litigation; dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties related to market conditions and other factors described more fully in the section entitled ‘Risk Factors’ in Unicycive’s Annual Report on Form 10-K for the year ended December 31, 2022, and other periodic reports filed with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Unicycive specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Contact:

ir@unicycive.com
(650) 900-5470

SOURCE: Unicycive Therapeutics, Inc.